Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On September 4, 2013, Gastar Exploration USA, Inc. (“Gastar USA”), a subsidiary of Gastar Exploration Ltd. (the “Company”), entered into a Purchase and Sale Agreement, dated September 4, 2013, by and among Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P, (together, the “Lime Rock Parties”) and Gastar USA (the “WEHLU Purchase Agreement”). Pursuant to the WEHLU Purchase Agreement, Gastar USA will acquire a 98.3% working interest (80.5% net revenue interest) in 24,000 net acres of the West Edmond Hunton Lime Unit (“WEHLU”) located in Kingfisher, Logan and Oklahoma Counties, Oklahoma, for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013 (the “WEHLU Acquisition”).

The closing of the WEHLU Acquisition is subject to satisfaction of customary closing conditions and delivery of the total acquisition purchase price. The transaction is expected to be funded from a combination of net proceeds from the issuance of 10.75% perpetual preferred stock by Gastar USA, cash on hand, borrowings under Gastar USA's senior revolving credit facility or from a possible offering of senior notes. This pro forma information was prepared assuming that the purchase price for the pending WEHLU Acquisition will be funded from pro forma cash on hand, net proceeds from the issuance of 2,140,000 shares of Series B Perpetual Preferred Stock by Gastar USA at a dividend rate of 10.75% pursuant to an underwritten public offering that is expected to close on or about November 5, 2013 (the “Preferred Stock Sale”), and the issuance of $125.0 million of additional 8.625% senior secured notes. The actual sources of funding of the purchase price and amounts from various sources may differ.

Gastar USA currently anticipates the transaction will close in late November 2013. There is no assurance, however, that the WEHLU Acquisition will be completed or that expected benefits of the pending acquisition will be realized. The WEHLU Purchase Agreement may be terminated by either party if the closing has not occurred on or before December 31, 2013.

On October 2, 2013, Gastar Exploration Texas, LP (“Gastar Texas”) and Gastar Exploration USA, Inc. (“Gastar USA”), subsidiaries of Gastar Exploration Ltd. (the “Company” or “Gastar LTD” ), sold to Cubic Energy, Inc. (“Cubic Energy”) approximately 31,800 gross (16,300 net) acres of leasehold interests in the Hilltop area of East Texas in Leon and Robertson Counties, Texas, including production from interests in producing wells, for an adjusted cash purchase price of approximately $43.9 million (the “East Texas Divestiture”).

On June 7, 2013, Gastar USA purchased from Chesapeake Exploration, L.L.C. and Larchmont Resources, L.L.C. approximately 157,000 net acres of Mid-Continent oil and gas leasehold interests, including production from interests in 176 net producing locations in Oklahoma, for approximately $69.4 million (the “Chesapeake Acquisition”). The Chesapeake Acquisition had an effective date of October 1, 2012. In connection with the Chesapeake Acquisition, the Company, Gastar Texas and Gastar Exploration Texas, LLC entered into a Settlement Agreement with Chesapeake Energy Corporation, L.L.C. and Chesapeake Energy Corporation and its affiliates (together, “Chesapeake”). In order to effect a mutual full and unconditional release and settlement of all claims made in a lawsuit filed by Chesapeake, Gastar USA agreed to pay Chesapeake approximately $10.8 million in cash, approximately $9.8 million of which to repurchase 6,781,768 outstanding common shares of the Company's common stock held by Chesapeake (the “Chesapeake Share Repurchase”). The Chesapeake Share Repurchase was also completed on June 7, 2013. Subsequent to the closing of the Chesapeake Acquisition, on July 1, 2013, Gastar USA's partner in an original area of mutual interest (“AMI”) in Oklahoma elected to exercise its rights within the AMI and acquired approximately 12,820 net acres and 50% of the interest acquired in 62 producing wells (effective October 1, 2012) previously acquired by Gastar USA as part of the Chesapeake Acquisition for a cash purchase price of $12.1 million (the “AMI Election”). Collectively, these transactions are referred to as the “Hunton Transactions.”

On May 15, 2013, Gastar USA issued $200 million aggregate principal amount of its 8 5/8% Senior Secured Notes due 2018 under an indenture by and among Gastar USA, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (the “Notes Offering”). The net proceeds from the offering were used to (i) finance the Chesapeake Acquisition and the Chesapeake Share Repurchase and to settle litigation with Chesapeake, (ii) repay in full borrowings under the prior revolving credit facility and (iii) for general corporate purposes.

On August 6, 2013, (i) Newfield Exploration Mid-Continent Inc. (“Newfield”) acquired approximately 76,000 net acres of undeveloped oil and gas leasehold interests in Kingfisher and Canadian Counties, Oklahoma from Gastar USA, for an adjusted cash purchase price of approximately $54.0 million and (ii) Gastar USA acquired approximately 1,850 net acres of Oklahoma undeveloped oil and gas leasehold interests from Newfield (the “Gastar Acquired Acreage”) through a downward adjustment to the purchase price (collectively, the “Newfield Divestiture”). The Newfield Divestiture had an effective date of May 1, 2013.

The following unaudited pro forma financial information is derived from the historical financial statements of the Company and Gastar USA and the audited and unaudited statements of revenues less direct operating expenses of the assets acquired in the Chesapeake Acquisition and the assets to be acquired in the WHELU Acquisition, and reflect the impact of the WEHLU Acquisition, East Texas Divestiture, the Hunton Transactions and the Newfield Divestiture, the Preferred Stock Sale and the proposed issuance of $125.0 million of additional senior secured notes. The Unaudited Pro Forma Combined Balance Sheet of the Company as of September 30, 2013 and the Unaudited Pro Forma Combined Balance Sheet of Gastar USA as of September 30, 2013 have been prepared assuming the WEHLU Acquisition, East Texas Divestiture, Preferred Stock Sale and the proposed issuance of $125.0 million of additional senior secured notes were consummated on September 30, 2013. The impact of the Hunton Transactions and the Newfield Divestiture are already reflected in the historical balance sheets of the Company and Gastar USA at September 30, 2013. The Unaudited Pro Forma Combined Statements of Operations of the Company and Gastar USA for the year ended December 31, 2012 and for the nine month period ended September 30, 2013 have been prepared assuming the WEHLU Acquisition, East Texas Divestiture the Hunton Transactions, the Preferred Stock Sale and the proposed issuance of $125.0 million of additional senior secured notes were consummated on January 1, 2012. The Newfield Divestiture is a disposition of undeveloped oil and gas leasehold interests and is accounted for as an adjustment of capitalized costs, with no gain recognized as such adjustment would not significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the Company's or Gastar USA's full cost pool. Therefore, the Newfield Divestiture has no impact on the statement of operations. The probable WEHLU Acquisition is assumed to be financed through the issuance of $53.5 million of Series B Perpetual Preferred Stock with a dividend rate of 10.75% issued by Gastar USA, an additional issuance of $125.0 million of 8.625% senior secured notes and the utilization of a portion of pro forma cash on hand.

These unaudited pro forma combined financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013, as well as the Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties filed as exhibit 99.1 to the Current Report on Form 8-K/A dated October 25, 2013 and the Statement of Revenues and Direct Operating Expenses of the WEHLU Acquisition Properties filed as exhibit 99.2 to the Current Report on Form 8-K dated October 28, 2013, each as jointly filed by the Company and Gastar USA.

The unaudited pro forma financial information is not indicative of the financial position or results of operations of the Company or Gastar USA which would have actually occurred if the transaction had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, reductions in prices paid for oil or natural gas, future acquisitions or dispositions and other factors.

GASTAR EXPLORATION LTD.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2013

		Pro Forma Adjustments
	Gastar LTD	East Texas		WEHLU
	Historical	Divestiture		Acquisition		Pro Forma
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,375	$39,189	(a)	$(2,331)	(e)	$58,233
Accounts receivable, net of allowance for doubtful accounts of $514	10,697	—		—		10,697
Commodity derivative contracts	2,259	—		—		2,259
Prepaid expenses	616	—		—		616
Total current assets	34,947	39,189		(2,331)		71,805
PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	102,338	—		13,025	(f)	115,363
Proved properties	769,054	(48,179)	(b)	170,063	(f)	890,938
Total natural gas and oil properties	871,392	(48,179)		183,088		1,006,301
Furniture and equipment	2,409	—		—		2,409
Total property, plant and equipment	873,801	(48,179)		183,088		1,008,710
Accumulated depreciation, depletion and amortization	(506,187)	—		—		(506,187)
Total property, plant and equipment, net	367,614	(48,179)		183,088		502,523
OTHER ASSETS:
Commodity derivative contracts	7,399	—		—		7,399
Deferred charges, net	2,133	—		1,063	(g)	3,196
Advances to operators and other assets	12,311	—		(9,375)	(h)	2,936
Total other assets	21,843	—		(8,312)		13,531
TOTAL ASSETS	$424,404	$(8,990)		$172,445		$587,859

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,611	$—		$—		$5,611
Revenue payable	12,063	—		—		12,063
Accrued interest	6,469	—		—		6,469
Accrued drilling and operating costs	2,727	—		—		2,727
Advances from non-operators	12,951	—		—		12,951
Commodity derivative contracts	794	—		—		794
Commodity derivative premium payable	1,819	—		—		1,819
Asset retirement obligation	750	—		—		750
Other accrued liabilities	8,319	(4,700)	(c)	—		3,619
Total current liabilities	51,503	(4,700)		—		46,803
LONG-TERM LIABILITIES:
Long-term debt	194,830	—		121,563	(i)	316,393
Commodity derivative premium payable	7,651	—		—		7,651
Asset retirement obligation	8,006	(4,290)	(d)	807	(j)	4,523
Total long-term liabilities	210,487	(4,290)		122,370		328,567
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 61,134,950 shares issued and outstanding at September 30, 2013	306,593	—		—		306,593
Additional paid-in capital	30,526	—		—		30,526
Accumulated deficit	(251,479)	—		—		(251,479)
Total shareholders' equity	85,640	—		—		85,640
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,954 at September 30, 2013	76,774	—		50,075	(k)	126,849
Total equity	162,414	—		50,075		212,489
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$424,404	$(8,990)		$172,445		$587,859

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION LTD.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

		Pro Forma Adjustments
	Gastar LTD Historical	Hunton Transactions (1)		East Texas Divestiture		WEHLU Acquisition
								Pro Forma
	(in thousands, except share data)
REVENUES:
Natural gas	$34,673	$1,940	(l)	$(7,672)	(r)	$2,497	(w)	$31,438
Condensate and oil	22,823	2,260	(l)	(1,002)	(r)	28,424	(w)	52,505
NGLs	10,690	207	(l)	—		4,016	(w)	14,913
Total natural gas, oil and NGLs revenues	68,186	4,407		(8,674)		34,937		98,856
Unrealized hedge loss	(7,156)	—		—		—		(7,156)
Total revenues	61,030	4,407		(8,674)		34,937		91,700
EXPENSES:
Production taxes	3,112	227	(m)	(25)	(s)	1,669	(x)	4,983
Lease operating expenses	6,196	1,255	(m)	(2,294)	(s)	5,683	(x)	10,840
Transportation, treating and gathering	3,386	56	(m)	(2,818)	(s)	—		624
Depreciation, depletion and amortization	21,428	716	(n)	(4,124)	(t)	15,419	(y)	33,439
Accretion of asset retirement obligation	358	61	(o)	(159)	(u)	63	(z)	323
General and administrative expense	11,964	—		—		—		11,964
Litigation settlement expense	1,000	—		—		—		1,000
Total expenses	47,444	2,315		(9,420)		22,834		63,173
INCOME FROM OPERATIONS	13,586	2,092		746		12,103		28,527
OTHER INCOME (EXPENSE):
Gain on acquisition of assets at fair value	43,712	(43,712)	(cc)	—		—		—
Interest expense	(7,593)	(4,446)	(p)	—		(8,180)	(aa)	(20,219)
Investment income and other	16	—		—		—		16
Foreign transaction loss	(15)	—		—		—		(15)
INCOME BEFORE PROVISION FOR INCOME TAXES	49,706	(46,066)		746		3,923		8,309
Provision for income taxes	—	—		—		—		—
NET INCOME	49,706	(46,066)		746		3,923		8,309
Dividend on preferred stock attributable to non-controlling interest	(6,398)	—		—		(4,313)	(bb)	(10,711)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$43,308	$(46,066)		$746		$(390)		$(2,402)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.71							$(0.04)
Diluted	$0.68							$(0.04)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	61,159,117	(3,900,530)	(q)	—				57,258,587
Diluted	63,971,038	(3,900,530)	(q)	—				60,070,508

_____________________________

(1)
The pro forma adjustments to the statement of operations for the Hunton Transaction include five months and one week of revenues and direct operating expenses related to the Chesapeake Acquisition net of the interest acquired by the joint venture partner in the AMI Election. Three months and three weeks of Chesapeake Acquisition revenues have been recorded in the historical results of the Company for the nine months ended September 30, 2013.

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION LTD.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments
	Gastar LTD Historical	Hunton Transactions		East Texas Divestiture		WEHLU Acquisition
								Pro Forma
	(in thousands, except share data)
REVENUES:
Natural gas	$33,829	$4,179	(l)	$(10,101)	(r)	$2,317	(w)	$30,224
Condensate and oil	12,377	7,080	(l)	(1,453)	(r)	29,029	(w)	47,033
NGLs	9,300	681	(l)	—		4,534	(w)	14,515
Total natural gas, oil and NGLs revenues	55,506	11,940		(11,554)		35,880		91,772
Unrealized hedge loss	(5,566)	—		—		—		(5,566)
Total revenues	49,940	11,940		(11,554)		35,880		86,206
EXPENSES:
Production taxes	2,269	555	(m)	(85)	(s)	1,609	(x)	4,348
Lease operating expenses	6,174	3,175	(m)	(3,624)	(s)	6,043	(x)	11,768
Transportation, treating and gathering	4,965	121	(m)	(3,746)	(s)	—		1,340
Depreciation, depletion and amortization	25,424	3,389	(n)	(9,360)	(t)	17,836	(y)	37,289
Impairment of natural gas and oil properties	150,787	—		—		—		150,787
Accretion of asset retirement obligation	388	160	(o)	(215)	(u)	79	(z)	412
General and administrative expense	12,211	—		—		—		12,211
Litigation settlement expense	1,250	—		—		—		1,250
Total expenses	203,468	7,400		(17,030)		25,567		219,405
LOSS FROM OPERATIONS	(153,528)	4,540		5,476		10,313		(133,199)
OTHER INCOME (EXPENSE):
Interest expense	(270)	(12,516)	(p)	(1,396)	(v)	(11,527)	(aa)	(25,709)
Investment income and other	9	—		—		—		9
Foreign transaction loss	(2)	—		—		—		(2)
LOSS BEFORE PROVISION FOR INCOME TAXES	(153,791)	(7,976)		4,080		(1,214)		(158,901)
Provision for income taxes	—	—		—		—		—
NET LOSS	(153,791)	(7,976)		4,080		(1,214)		(158,901)
Dividend on preferred stock attributable to non-controlling interest	(7,077)	—		—		(5,751)	(bb)	(12,828)
NET LOSS ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(160,868)	$(7,976)		$4,080		$(6,965)		$(171,729)
NET LOSS PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(2.53)							$(3.03)
Diluted	$(2.53)							$(3.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,538,362	(6,781,768)	(q)	—		—		56,756,594
Diluted	63,538,362	(6,781,768)	(q)	—		—		56,756,594

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION USA, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2013

		Pro Forma Adjustments
	Gastar USA	East Texas		WEHLU
	Historical	Divestiture		Acquisition		Pro Forma
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,362	$39,189	(a)	$(2,331)	(e)	$58,220
Accounts receivable, net of allowance for doubtful accounts of $514	10,696	—		—		10,696
Commodity derivative contracts	2,259	—		—		2,259
Prepaid expenses	587	—		—		587
Total current assets	34,904	39,189		(2,331)		71,762
PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	102,338	—		13,025	(f)	115,363
Proved properties	769,046	(48,179)	(b)	170,063	(f)	890,930
Total natural gas and oil properties	871,384	(48,179)		183,088		1,006,293
Furniture and equipment	2,409	—		—		2,409
Total property, plant and equipment	873,793	(48,179)		183,088		1,008,702
Accumulated depreciation, depletion and amortization	(506,180)	—		—		(506,180)
Total property, plant and equipment, net	367,613	(48,179)		183,088		502,522
OTHER ASSETS:
Commodity derivative contracts	7,399	—		—		7,399
Deferred charges, net	2,133	—		1,063	(g)	3,196
Advances to operators and other assets	12,311	—		(9,375)	(h)	2,936
Total other assets	21,843	—		(8,312)		13,531
TOTAL ASSETS	$424,360	$(8,990)		$172,445		$587,815

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,611	$—		$—		$5,611
Revenue payable	12,063	—		—		12,063
Accrued interest	6,469	—		—		6,469
Accrued drilling and operating costs	2,727	—		—		2,727
Advances from non-operators	12,951	—		—		12,951
Commodity derivative contracts	794	—		—		794
Commodity derivative premium payable	1,819	—		—		1,819
Asset retirement obligation	750	—		—		750
Other accrued liabilities	7,974	(4,700)	(c)	—		3,274
Total current liabilities	51,158	(4,700)		—		46,458
LONG-TERM LIABILITIES:
Long-term debt	194,830	—		121,563	(i)	316,393
Commodity derivative contract premium payable	7,651	—		—		7,651
Asset retirement obligation	7,999	(4,290)	(d)	807	(j)	4,516
Due to parent	34,805	—		—		34,805
Total long-term liabilities	245,285	(4,290)		122,370		363,365
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; 3,958,160 shares issued and outstanding at September 30, 2013	40	—		21	(k)	61
Common stock, no par value; 1,000 shares authorized; 750 shares issued and outstanding	225,431	—		—		225,431
Additional paid-in capital	76,734	—		50,054	(k)	126,788
Accumulated deficit	(174,288)	—		—		(174,288)
Total shareholders' equity	127,917	—		50,075		177,992
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$424,360	$(8,990)		$172,445		$587,815

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION USA, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

		Pro Forma Adjustments
	Gastar USA	Hunton		East Texas		WEHLU
	Historical	Transactions (1)		Divestiture		Acquisition		Pro Forma
	(in thousands)
REVENUES:
Natural gas	$34,673	$1,940	(l)	$(7,672)	(r)	$2,497	(w)	$31,438
Condensate and oil	22,823	2,260	(l)	(1,002)	(r)	28,424	(w)	52,505
NGLs	10,690	207	(l)	—		4,016	(w)	14,913
Total natural gas, oil and NGLs revenues	68,186	4,407		(8,674)		34,937		98,856
Unrealized hedge loss	(7,156)	—		—		—		(7,156)
Total revenues	61,030	4,407		(8,674)		34,937		91,700
EXPENSES:
Production taxes	3,112	227	(m)	(25)	(s)	1,669	(x)	4,983
Lease operating expenses	6,196	1,255	(m)	(2,294)	(s)	5,683	(x)	10,840
Transportation, treating and gathering	3,386	56	(m)	(2,818)	(s)	—		624
Depreciation, depletion and amortization	21,428	716	(n)	(4,124)	(t)	15,419	(y)	33,439
Accretion of asset retirement obligation	358	61	(o)	(159)	(u)	63	(z)	323
General and administrative expense	10,935	—		—		—		10,935
Litigation settlement expense	1,000	—		—		—		1,000
Total expenses	46,415	2,315		(9,420)		22,834		62,144
INCOME FROM OPERATIONS	14,615	2,092		746		12,103		29,556
OTHER INCOME (EXPENSE):
Gain on acquisition of assets at fair value	43,712	(43,712)	(cc)	—		—		—
Interest expense	(7,593)	(4,446)	(p)	—		(8,180)	(aa)	(20,219)
Investment income and other	(5)	—		—		—		(5)
Foreign transaction loss	(11)	—		—		—		(11)
INCOME BEFORE PROVISION FOR INCOME TAXES	50,718	(46,066)		746		3,923		9,321
Provision for income taxes	—	—		—		—		—
NET INCOME	50,718	(46,066)		746		3,923		9,321
Dividend on preferred stock attributable to non-controlling interest	(6,398)	—		—		(4,313)	(bb)	(10,711)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDER	$44,320	$(46,066)		$746		$(390)		$(1,390)

_____________________________

(1)
The pro forma adjustments to the statement of operations for the Hunton Transaction include five months and one week of revenues and direct operating expenses related to the Chesapeake Acquisition net of the interest acquired by the joint venture partner in the AMI Election. Three months and three weeks of Chesapeake Acquisition revenues have been recorded in the historical results of the Company for the nine months ended September 30, 2013.

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION USA, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

		Pro Forma Adjustments
	Gastar USA Historical	Hunton Transactions		East Texas Divestiture		WEHLU Acquisition
								Pro Forma
	(in thousands)
REVENUES:
Natural gas	$33,829	$4,179	(l)	$(10,101)	(r)	$2,317	(w)	$30,224
Condensate and oil	12,377	7,080	(l)	(1,453)	(r)	29,029	(w)	47,033
NGLs	9,300	681	(l)	—		4,534	(w)	14,515
Total natural gas, oil and NGLs revenues	55,506	11,940		(11,554)		35,880		91,772
Unrealized hedge loss	(5,566)	—		—		—		(5,566)
Total revenues	49,940	11,940		(11,554)		35,880		86,206
EXPENSES:
Production taxes	2,269	555	(m)	(85)	(s)	1,609	(x)	4,348
Lease operating expenses	6,174	3,175	(m)	(3,624)	(s)	6,043	(x)	11,768
Transportation, treating and gathering	4,965	121	(m)	(3,746)	(s)	—		1,340
Depreciation, depletion and amortization	25,424	3,389	(n)	(9,360)	(t)	17,836	(y)	37,289
Impairment of natural gas and oil properties	150,787	—		—		—		150,787
Accretion of asset retirement obligation	388	160	(o)	(215)	(u)	79	(z)	412
General and administrative expense	10,732	—		—		—		10,732
Litigation settlement expense	1,250	—		—		—		1,250
Total expenses	201,989	7,400		(17,030)		25,567		217,926
LOSS FROM OPERATIONS	(152,049)	4,540		5,476		10,313		(131,720)
OTHER INCOME (EXPENSE):
Interest expense	(271)	(12,516)	(p)	(1,396)	(v)	(11,527)	(aa)	(25,710)
Investment income and other	(4)	—		—		—		(4)
Foreign transaction gain	2	—		—		—		2
LOSS BEFORE PROVISION FOR INCOME TAXES	(152,322)	(7,976)		4,080		(1,214)		(157,432)
Provision for income taxes	—	—		—		—		—
NET LOSS	(152,322)	(7,976)		4,080		(1,214)		(157,432)
Dividend on preferred stock attributable to non-controlling interest	(7,077)	—		—		(5,751)	(bb)	(12,828)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDER	$(159,399)	$(7,976)		$4,080		$(6,965)		$(170,260)

See accompanying notes to unaudited pro forma combined financial statements.

1.	Pro Forma Adjustments

(a)
To record the net cash proceeds received for the East Texas Divestiture. The East Texas Divestiture cash proceeds are net of approximately $3.4 million of customary closing adjustments and $4.7 million of deposit received prior to September 30, 2013.

(b)
To record the reduction in property, plant and equipment for the net sales proceeds for the East Texas Divestiture and to reduce the property, plant and equipment balance for the related asset retirement obligation costs at September 30, 2013 for the East Texas Divestiture.

(c)	To record the application of the $4.7 million deposit previously received for the East Texas Divestiture prior to September 30, 2013.

(d)	To record the reduction in the asset retirement obligation liability at September 30, 2013 for the East Texas Divestiture.

(e)
To record the net decrease in cash after the receipts, net of fees and expenses, from the Preferred Stock Sale, the assumed issuance of $125.0 million of senior secured notes and the payment of $187.5 million for the probable WEHLU Acquisition.

(f)	To record additional plant, property and equipment acquired and additional asset retirement obligation (full cost method) as of September 30, 2013 for the probable WEHLU Acquisition.

(g)	To record additional deferred charges related to the assumed issuance of the $125.0 million senior secured notes at an interest rate of 8.625%.

(h)	To record the application of the deposit previously paid prior to September 30, 2013 to the purchase price of the WEHLU Acquisition.

(i)	To record the assumed issuance of $125.0 million senior secured notes at an interest rate of 8.625%, net of $3.4 million of initial purchaser discount.

(j)	To record additional asset retirement obligation liability for the WEHLU Acquisition properties at September 30, 2013.

(k)	To record the Preferred Stock Sale of $53.5 million of 10.75% perpetual preferred stock net of issuance costs of $3.4 million issued to fund a portion of the probable WEHLU Acquisition.

(l)	To record natural gas, condensate and oil and NGLs sales revenues for the Hunton Transactions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(m)	To record direct operating expenses for the Hunton Transactions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(n)	To record additional depreciation, depletion and amortization (“DD&A”) expense for the Hunton Transactions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(o)	To record additional accretion expense for the Hunton Transactions for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(p)
To record additional interest expense related to the May 10, 2013 issuance of $200.0 million of senior secured notes at an interest rate of 8.625% issued in part to fund the Chesapeake Acquisition and Chesapeake Share Repurchase, net of (i) interest expensed on any borrowings under the prior revolving credit facility and (ii) additional interest capitalized on unproved properties.

(q)
To reflect the incremental impact of the Chesapeake Settlement and Share Repurchase on the weighted average shares outstanding for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(r)	To record the reduction in natural gas, condensate and oil sales revenues for the East Texas Divestiture for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(s)	To record the reduction in direct operating expenses for the East Texas Divestiture for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(t)	To record the reduction in DD&A expense for the East Texas Divestiture for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(u)	To record the reduction in accretion expense on the asset retirement obligation for the East Texas Divestiture for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(v)
To record interest expense, rather than capitalized interest, related to the East Texas unproven property for the year ended December 31, 2012 had the East Texas Divestiture occurred on January 1, 2012.

(w)	To record natural gas, condensate and oil and NGLs sales revenues for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(x)	To record direct operating expenses for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(y)	To record additional DD&A expense for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(z)	To record additional accretion expense on the asset retirement obligation for the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012.

(aa)
To record additional interest expense, net of capitalized interest, for the assumed issuance of $125.0 million of senior secured notes at an interest rate of 8.625% to fund a portion of the WEHLU Acquisition for the nine months ended September 30, 2013 and for the year ended December 31, 2012. For every $10.0 million in principal amount of senior notes issued, pro forma interest expense will be increased and pro forma net loss or income attributable to common stockholder will be increased or decreased, respectively, by $863,000 (or $0.02 per weighted average Gastar LTD common share outstanding) for the twelve months ended December 31, 2012 and by $647,000 (or $0.01 per weighted average Gastar LTD common share outstanding) for the nine months ended September 30, 2013. A 0.125% per annum increase or decrease in the assumed interest rate on such $10.0 million principal amount of additional senior notes issued would result in an increase or decrease of pro forma interest expense and an increase or decrease, respectively, in net loss or income attributable to common stockholder by $12,500 for the twelve months ended December 31, 2012 and by $9,400 for the nine months ended September 30, 2013, which has no impact on Gastar LTD pro forma earnings per share. In the event Gastar USA utilizes borrowings under the senior revolving credit facility to finance a portion of the WEHLU Acquisition price at an assumed currently applicable maximum 3.25% per annum rate, for every $10.0 million in such borrowings, pro forma interest expense will be increased and pro forma net loss or income attributable to common stockholder will be increased or decreased, respectively, by $325,000 (or $0.01 per weighted average Gastar LTD common share outstanding) for the twelve months ended December 31, 2012 and by $244,000 (or $0.00 per weighted average Gastar LTD common share outstanding) for the nine months ended September 30, 2013. A 0.125% per annum increase or decrease in the assumed interest rate on such $10.0 million borrowings under the senior revolving credit facility would result in an increase or decrease of pro forma interest expense and an increase or decrease, respectively, in net loss or income attributable to common stockholder by $12,500 for the twelve months ended December 31, 2012 and by $9,400 for the nine months ended September 30, 2013, which has no impact on Gastar LTD pro forma earnings per share. The actual source of funding may differ and include, in addition to net proceeds from the perpetual preferred stock issuance, net proceeds from the assumed issuance of senior secured notes and cash on hand, borrowings under the senior revolving credit facility.

(bb)To record additional dividend expense on the issuance of $53.5 million of 10.75% perpetual preferred stock net of issuance costs of $3.4 million issued to fund a portion of the probable WEHLU Acquisition purchase price for the nine months ended September 30, 2013 and for the year ended December 31, 2012.
(cc)To exclude the impact of the non-recurring gain on acquisition of assets at fair value resulting from the Chesapeake Acquisition.

2.	Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
The Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Gastar USA was less than one-to-one for the nine months ended September 30, 2013 and for the year ended December 31, 2012. Additional earnings of $3.5 million and $171.0 million would have been needed to have a one-to-one ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively. The Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Gastar USA reflects the transactions, financing assumptions and related adjustments described and made in this pro forma financial information. Changes in pending acquisitions, financing assumptions and related adjustments from those reflected herein will change such ratio.